UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 23, 2016 (May 20, 2016)

WEX INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32426	01-0526993
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

97 Darling Avenue, South Portland, ME	04106
Address of principal executive offices	Zip Code

Registrant's telephone number, including area code	(207) 773-8171

Not Applicable
(Former name or former address if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

On May 20, 2016, WEX Inc. (the “Company”) entered into the Second Amendment to Second Amended and Restated Credit Agreement (the “Amendment”) among the Company, Bank of America, N.A., as administrative agent, and the lenders party thereto.  The Amendment amends the Second Amended and Restated Credit Agreement, dated as of August 22, 2014, among the Company, certain of its subsidiaries, as borrowers, WEX Card Holding Australia Pty Ltd., as designated borrower, Bank of America, N.A., as administrative agent, and the lenders party thereto (as amended, the “Credit Agreement”) to provide for an increase of the maximum Consolidated Leverage Ratio (as defined in the Credit Agreement) for each of the next three quarters from 3.25 to 1.00 to (i) 3.75 to 1.00 for the fiscal quarters ending June 30, 2016 and September 30, 2016 and (ii) 3.50 to 1.00 for the fiscal quarter ending December 31, 2016.  This increase is in lieu of the Company’s right to increase the Consolidated Leverage Ratio in connection with a Step-Up Period or Extended Step-Up Period (each as defined in the Credit Agreement) during such fiscal quarters.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is being filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit No.	Description

10.1*
Second Amendment to the Second amended and Restated Agreement, dated as of August 22, 2014, among WEX Inc. and Certain Subsidiaries, as borrowers, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, and the Other Lenders Party hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEX INC.

Date:	May 23, 2016	By:	/s/ Roberto Simon
Roberto Simon
Chief Financial Officer
(Principal accounting and financial officer)

WEX INC.
CURRENT REPORT ON FORM 8-K
Report Dated May 23, 2016

EXHIBIT INDEX

Exhibit No.	Description

10.1*
Second Amendment to the Second amended and Restated Agreement, dated as of August 22, 2014, among WEX Inc. and Certain Subsidiaries, as borrowers, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, and the Other Lenders Party hereto.

*	Indicates that exhibit is filed with this report.